EXHIBIT 99.20

Guardian 8 Enters Into Letter of Intent to Provide Enhanced Non-Lethal Security Test Devices to Securitas-USA

Securitas to Test G8 Pro V2 With Hospital and Private Security Officers

SCOTTSDALE, AZ--(Marketwired - Feb 27, 2014) - Guardian 8 Holdings, (OTCQB: GRDH) a provider of enhanced non-lethal (ENL) defense devices, today announced that its wholly owned operating subsidiary, Guardian 8 Corporation, has signed an agreement letter of intent with Securitas USA, one of the world's largest security providers, to test the use of Guardian 8's G8 Pro V2 ENL security device with its client's in the hospital and private security settings. Securitas manages the security program for 350 North American hospitals and employs nearly 3,000 Healthcare Security Officers (HSO).

"Security professionals have long been seeking a non-lethal tool to provide a layered defense, which helps enhance safety for officers and those they are sworn to protect," said Guardian 8 CEO Steve Cochennet. "Securitas will be the first contract security organization to bring real-time field testing of ENLs into a major hospital system under real-life conditions. We are hopeful that Securitas' pilot program will prove the effectiveness of ENL devices in the healthcare environment, and will create a gateway to rolling out G8 Pro V2 devices in other customer segments in the future."

Guardian 8 has already placed units with in-house hospital security units, but with this pilot program, Securitas is taking advantage of a strategic alliance that Guardian 8 recently entered into with the California Association of Licensed Security Agencies, Guards and Associates (CALSAGA) to provide the G8 Pro V2 and training to the association's 90,000 members in California.

Under terms of the letter of intent, once pricing terms are agreed upon, Guardian 8 will provide a minimum of 50 G8 Pro V2 devices to Securitas, which will test the devices in the field under actual security conditions for a 90-day period. After testing, Securitas will provide G8 with a report regarding the applicability, usability and issues created by the devices and will work with G8 to implement changes or modifications to the device, if necessary, to address such issues, if any.

As explained by Securitas' Vice President of Healthcare, Paul White, "This test program will allow us to place the Pro V2 into actual real-life hospital situations, where we can evaluate its effectiveness as a layered defense system, along with its unique ability to record both visual and verbal events as they occur."

The G8 Pro V2 fully integrates several non-lethal technologies and a communications platform to provide a safer personal defense solution. It provides a layered defense including a red laser spotter, siren, strobe light, O.C. pepper spray, camera with voice and video auto-record functionality, push-to-talk communications capabilities.

To learn more about the benefits of ENLs, the G8 Pro V2 and available training, visit Guardian 8 at the International Association for Healthcare Security & Safety (IAHSS) conference in San Diego, May 18-21 or go to http://guardian8.com.

A copy of the letter of intent is included as an exhibit to G8's current report on Form 8-K filed with the Securities and Exchange Commission today.

About Guardian 8
Guardian 8 Corporation, the wholly owned operating subsidiary of publicly traded Guardian 8 Holdings (OTCQB: GRDH), is defining a new market category for personal safety and security tools: "low-impact (low-risk) enhanced non-lethal (ENL) devices." The company develops, manufactures and sells innovative personal security devices designed to deliver layered defense for low-impact de-escalation and risk mitigation. Guardian 8 is based in Scottsdale, Ariz.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the Securitas letter of intent; actual sales to be derived under the letter of intent; size of orders received for Guardian 8's products; results of the testing program with Securitas; acceptance of Guardian 8's products in the hospital and private security industry; the actual size of Securitas' operations and number of hospital officers represented; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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